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                                                                   Exhibit 10.16



    DESCRIPTION OF BANC ONE CORPORATION "SPECIAL RECOGNITION AWARDS" PROGRAM
                            GRANTED OCTOBER 22, 1997


        On October 22, 1997, BANC ONE CORPORATION ("BANC ONE") made "Special Recognition Awards" ("Awards") to 11 executive officers to recognize the role and contribution of BANC ONE's line-of-business CEOs and to reward extraordinary contributions made to BANC ONE's restructuring efforts. The amount of each Award was determined in accordance with criteria approved by BANC ONE's Board of Directors. The Awards, based upon initial cash amounts, were made in the form of BANC ONE stock units and are held in the recipient's account in the BANC ONE CORPORATION Compensation Deferral Plan (the "Plan"). The value of the stock units will reflect both changes in the price of BANC ONE common stock and accrued dividends thereon. The Awards generally vest on the earlier of October 22, 2000 or the death or disability of the participant (assuming, in each case, that the participant is employed by BANC ONE on such date). In the case of an Award made to one participant, such Award was fully vested at the date of grant. Upon vesting, a participant may exchange his BANC ONE stock units into any of the other investment options available to such participant within the Plan. A participant will be entitled to a distribution of the cash value of a vested Award upon the terms set forth in the Plan.